Exhibit 99.1

Edgewise Therapeutics Reports Second Quarter 2023 Financial Results and Recent Business Highlights

– Announced positive 12-month topline results from the ARCH open label study of EDG-5506 in adults with Becker muscular dystrophy (Becker) –

– Advancing Phase 2 trial of EDG-5506 in Becker muscular dystrophy (Becker, CANYON), which now includes a pivotal cohort called GRAND CANYON –

– Advancing Phase 2 trial of EDG-5506 in Duchenne muscular dystrophy (Duchenne, LYNX) –

– Advancing EDG-7500, a novel sarcomere modulator for hypertrophic cardiomyopathy (HCM); Phase 1 start expected in 2H2023 –

– Cash, cash equivalents and marketable securities of $310 million as of June 30, 2023 –

BOULDER, Colo.--(BUSINESS WIRE)--August 10, 2023--Edgewise Therapeutics, Inc., (Nasdaq: EWTX), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of innovative treatments for severe, genetic neuromuscular and cardiac disorders for which there is significant unmet medical need, today reported financial results for the second quarter of 2023 and recent business highlights.

“Edgewise has made significant progress in the first half of the year most notably with the positive ARCH data that have allowed us to quickly pivot our CANYON study to include a potentially registration-enabling cohort in individuals with Becker, a disorder for which there are no approved treatments,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “The team continues to advance our LYNX, CANYON and DUNE clinical trials of EDG-5506 in addition to advancing EDG-7500, our novel sarcomere modulator for HCM, towards the clinic. Over the coming months, we expect to start enrolling GRAND CANYON and a Phase 1 trial of EDG-7500 and share interim Duchenne data from our Phase 2 LYNX trial.”

Recent Highlights

Announced Positive 12-Month Topline Results from the ARCH Open Label Study of EDG-5506 in Adults with Becker

The Company announced positive 12-month topline results from the ongoing ARCH study, an open label, single-center study assessing the safety, tolerability, impact on muscle damage biomarkers, function and pharmacokinetics (PK) of EDG-5506 in adults with Becker. The ARCH study is evaluating varying doses of EDG-5506 administered daily over 24 months in 12 adults with Becker. The Company reported data at the end of 12 months of treatment with EDG-5506. EDG-5506 was well-tolerated in all participants with no dose reductions or discontinuations due to adverse events.

Consistent with prior observations, treatment with EDG-5506 led to significant decreases in key biomarkers of muscle damage. Importantly, creatine kinase (CK) and fast skeletal muscle troponin I were reduced by an average of 37% (p=0.001) and 79% (p<0.0001) from baseline, respectively, at the participants’ 12-month visit. After 12 months of EDG-5506 dosing, North Star Ambulatory Assessment (NSAA) scores continued to trend in a positive direction. Nine of the twelve participants showed either a functional improvement (n=6) or exhibited stability (n=3) on NSAA scores relative to their baselines. NSAA scores showed a consistent positive trend that diverges from trajectories observed in the natural history studies reported by Bello et al. (2016)1 and van de Velde et al. (2021)2 in which the yearly decline was -1.2 NSAA points. Overall, one-year functional results were observed to have a +0.4-point improvement on the NSAA compared to the -1.2-point anticipated natural history decline in Becker patients.

The positive results from the 12-month ARCH study support the hypothesis that a reduction in contraction-induced muscle damage in muscular dystrophies, has the potential to preserve and improve muscle function while preventing disease progression in dystrophinopathies. Observations from ARCH identified key factors, including the dose of EDG-5506, for the design of a potentially registrational trial. Go to clinicaltrials.gov to learn more about this study (NCT05160415).

Announced GRAND CANYON Pivotal Cohort of EDG-5506 in Individuals with Becker

The Company announced plans to expand the placebo-controlled Phase 2 CANYON trial of EDG-5506 to include a new global pivotal cohort, called GRAND CANYON, that is a potentially registrational cohort with NSAA as the primary endpoint. GRAND CANYON is anticipated to recruit approximately 120 Becker patients who will receive study drug for 18 months. GRAND CANYON is anticipated to begin enrollment in the second half of 2023. Go to clinicaltrials.gov to learn more (NCT05291091).

Advancing LYNX Phase 2 Clinical Trial of EDG-5506 in Children with Duchenne

The Company is recruiting the LYNX Phase 2 clinical trial of EDG-5506 in children with Duchenne. LYNX is a placebo-controlled trial to assess the effect of multiple doses of EDG-5506 over 12 weeks on safety, PK and biomarkers of muscle damage. Approximately 27 children with Duchenne aged 4 to 9 years on stable corticosteroids and/or exon skippers are expected to be enrolled at up to 14 sites across the United States. Participants will then continue in an open-label extension portion of the trial for a total of 12 months to gain further insights into safety and functional measures. Importantly, this trial is designed to identify the optimal dose of EDG-5506 that reduces biomarkers of muscle damage and has the potential to provide functional benefit to patients in a Phase 3 trial. The Company expects to report Phase 2 interim data in the fourth quarter of 2023. Go to clinicaltrials.gov to learn more about this trial (NCT05540860).

Advancing DUNE Phase 2 Trial of EDG-5506 in Adults with LGMD2I/R9, Becker and McArdle Disease

The Company is continuing to recruit the DUNE Phase 2 exercise challenge study, to evaluate the effect of EDG-5506 on biomarkers of muscle damage following exercise in adults with LGMD2I/R9, Becker or McArdle disease at a single site in Denmark. Participants in the placebo-controlled study are enrolled for 16 weeks, then continue to an open label extension through 52 weeks. The goal of this trial is to assess safety and efficacy in individuals with myopathy distinct from Duchenne/Becker where muscle contraction is associated with exaggerated injury. LGMD2I/R9 is a muscular dystrophy caused by a dysfunctional dystroglycan complex while McArdle is caused by deficiencies in glycogen mobilization leading to metabolic crisis and injury of skeletal muscle. In addition to biomarkers of muscle damage, secondary measures will include measures of strength and exercise capacity.

Advancing EDG-7500, a First-In-Class Sarcomere Modulator for HCM

The Company is continuing to advance EDG-7500, a first-in-class oral, selective, sarcomere modulator for diseases of diastolic dysfunction, with plans to initiate a Phase 1 trial in the second half of 2023, subject to obtaining IND clearance. EDG-7500 is a result of Edgewise’s robust discovery platform that is yielding novel compounds targeting important unmet needs of patients suffering from disorders of cardiac and skeletal muscle. The compound is designed to improve impaired cardiac relaxation and slow contraction velocity, hallmarks of HCM. This novel mechanism is anticipated to have a broader therapeutic index relative to cardiac myosin inhibition for treatment of both obstructive and non-obstructive HCM. Preclinical data of EDG-7500 support beneficial activity in both obstructive HCM and non-obstructive HCM with minimal changes in left ventricle contractility.

Strengthened Engagement with Muscular Dystrophy Patient Communities

Leadership presented at the Parent Project Muscular Dystrophy (PPMD) Annual Conference in June 2023, during the “Emerging Therapies in Becker” session and the “Research Row” session. The Company’s presentations are available on the Edgewise website. Additionally, leadership discussed and answered questions about the Company’s clinical trials in Becker during a patient community webinar hosted by PPMD in May 2023. A replay of the webinar can be viewed here. The Company continues to sponsor and participate in numerous patient-focused events hosted by patient advocacy organizations.

Second Quarter Financial Results

Cash, cash equivalents and marketable securities were approximately $310 million as of June 30, 2023.

Research and development (R&D) expenses were $19.6 million for the second quarter of 2023, compared to $19.9 million for the immediately preceding quarter. The decrease of $0.3 million was primarily driven by a decrease of $1.5 million in preclinical development expense based on higher costs incurred in the first quarter related to IND-enabling studies and API manufactured for EDG-7500. This decrease was partially offset by an increase of $0.8 million in personnel-related costs and facilities and other costs that support the growth of the company’s R&D programs, and $0.3 million of higher expenses related to the EDG-5506 clinical program such as clinical site and contract research organization costs to support ongoing Phase 2 trials.

General and Administrative (G&A) expenses were $5.8 million for the second quarter of 2023, compared to $5.8 million for the immediately preceding quarter.

Net loss and net loss per share for the second quarter of 2023 was $21.5 million or $0.34 per share, compared to $22.9 million or $0.36 per share for the immediately preceding quarter.

About EDG-5506

EDG-5506 is an orally administered small molecule designed to prevent contraction-induced muscle damage in dystrophinopathies including Duchenne and Becker. EDG-5506 presents a novel mechanism of action designed to selectively limit the exaggerated muscle damage caused by the absence or loss of functional dystrophin. By minimizing the progressive muscle damage that leads to functional impairment, EDG-5506 has the potential to benefit a broad range of patients suffering from debilitating genetic neuromuscular disorders. It is anticipated to be used as a single agent therapy, but it may also provide an additional benefit in combination with available therapies and therapies currently in development. In August 2021, the U.S. Food and Drug Administration (FDA) granted Fast Track designation to EDG-5506 for the treatment of individuals with Becker.

The Company has completed a Phase 1 clinical trial of EDG-5506 designed to evaluate safety, tolerability, PK and pharmacodynamics of EDG-5506 in adult healthy volunteers (Phase 1a) and in adults with Becker (Phase 1b) (NCT04585464). In ARCH, an open-label, single-center trial (NCT05160415) assessing long-term safety and PK, decreases in biomarkers of muscle damage and trends toward improvement in NSAA have been observed following 12 months of treatment with EDG-5506. CANYON, an ongoing Phase 2 trial (NCT05291091), is assessing safety, PK, biomarkers of muscle damage, function and fat fraction as measured by muscle MRI in participants with Becker aged 12 to 50 years. CANYON now also includes the GRAND CANYON cohort, designed as a potentially registrational cohort with NSAA as the primary endpoint. LYNX, an ongoing Phase 2 trial (NCT05540860), is assessing safety, PK and biomarkers of muscle damage in participants with Duchenne. The Company is also continuing to recruit the DUNE Phase 2 exercise challenge study, to evaluate the effect of EDG-5506 on biomarkers of muscle damage following exercise in adults with LGMD2I, Becker or McArdle disease at a single site in Denmark.

About EDG-7500

EDG-7500 is a first-in-class oral, selective, sarcomere modulator for HCM, and the Company plans to initiate a Phase 1 trial in the second half of 2023. The compound is designed to improve impaired cardiac relaxation and slow contraction velocity, hallmarks of HCM. This novel mechanism is anticipated to have a broader therapeutic index relative to cardiac myosin inhibition for treatment of both obstructive and non-obstructive HCM. Preclinical data of EDG-7500 support beneficial activity in both obstructive HCM and non-obstructive HCM with minimal changes in left ventricle contractility.

About Edgewise Therapeutics

Edgewise Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of innovative treatments for severe, genetic neuromuscular and cardiac disorders for which there is significant unmet medical need. Guided by its holistic drug discovery approach to targeting the muscle as an organ, Edgewise has combined its foundational expertise in muscle biology and small molecule engineering to build its proprietary, muscle-focused drug discovery platform. Edgewise’s platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue. The Company’s lead candidate, EDG-5506, an investigational orally administered small molecule designed to protect injury-susceptible fast skeletal muscle fibers in dystrophinopathies, is advancing in multiple clinical trials in individuals with Duchenne, Becker and Limb Girdle 2I/R9 muscular dystrophies, and McArdle disease. The Company is also advancing EDG-7500, a novel sarcomere modulator for hypertrophic cardiomyopathy, with plans to initiate a Phase 1 trial in the second half of 2023. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, Twitter and Facebook.

References

[1] Bello L, et al., Functional Changes in Becker Muscular Dystrophy: Implications for Clinical Trials in Dystrophinopathies, Scientific Reports, 2016.

[2] van de Velde et al., Selection Approach to Identify the Optimal Biomarker Using Quantitative Muscle MRI and Functional Assessments in Becker Muscular Dystrophy, Neurology, 2021.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s drug discovery platform, product candidates and programs, including EDG-5506 and EDG-7500; statements regarding Edgewise’s expectations relating to its preclinical studies and clinical trials, including timing of reporting data (including the Phase 2 interim data for the LYNX Phase 2 clinical trial of EDG-5506) and commencement of trials (including patient enrollment for GRAND CANYON and a Phase 1 trial of EDG-7500); statements regarding Edgewise’s pipeline of product candidates and programs; and statements by Edgewise’s president and chief executive officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates for muscular dystrophy patients or other patient populations; the timing, progress and results of preclinical studies and clinical trials for EDG-5506 and the EDG-7500; Edgewise’s ability to obtain IND clearance for EDG-7500; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference into this press release.

Edgewise Therapeutics, Inc.
Condensed Statement of Operations
(in thousands except share and per share amounts, unaudited)

	Three months ended
	June 30, 2023	March 31, 2023
Operating expenses:
Research and development	$19,559	$19,876
General and administrative	5,780	5,828
Total operating expenses	25,339	25,704
Loss from operations	(25,339)	(25,704)
Interest income	3,870	2,866
Net loss	$(21,469)	$(22,838)
Net loss per share - basic and diluted	$(0.34)	$(0.36)
Weighted-average shares outstanding, basic and diluted	63,380,430	63,265,800

Edgewise Therapeutics, Inc.
Condensed Balance Sheet Data
(in thousands, unaudited)

	June 30,	December 31,
	2023	2022
Assets
Cash, cash equivalents and marketable securities	$309,928	$351,947
Other assets	20,697	15,154
Total assets	$330,625	$367,101
Liabilities and stockholders' equity
Liabilities	19,170	20,385
Stockholders' equity	311,455	346,716
Total liabilities and stockholders' equity	$330,625	$367,101

Contacts

Investors & Media
Michael Carruthers
Chief Financial Officer
ir@edgewisetx.com